Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Henry Stupp Cherokee Inc. - CEO & Director

Jason Boling Cherokee Inc. - CFO

Patricia Nir ADDO Investor Relations - VP

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Michael King Roth Capital Partners, LLC, Research Division - MD & Senior Research Analyst

P R E S E N T A T I O N

Operator

Greetings, and welcome to the Cherokee Global Brands Third Quarter 2018 Earnings Conference Call. (Operator Instructions) It is now my pleasure to introduce your host, Ms. Patricia Nir, Investor Relations. Thank you, you may begin.

Patricia Nir - ADDO Investor Relations - VP

Thank you. Speaking today will be the company's Chief Executive Officer, Henry Stupp; and Chief Financial Officer, Jason Boling. You can find accompanying slides for today's call on Cherokee's Investor Relations website.

Before I hand the call over to management, please note that on this call, certain information presented contains forward-looking statements. Including the financial forecasts for fiscal years 2018 and 2019. Forward-looking statements are neither a prediction nor a guarantee of future results or circumstances and are based on currently available market, operating, financial and competitive information and assumptions. Our actual results could differ in a material manner from those expressed in such forward-looking statements for any reason, including those listed in the company's SEC filings and those identified in the presentation materials accompanying this call. The company assumes no obligation to update any such forward-looking statements.

Please also note that past performance is not a guarantee of future results. Further, this conference call includes a discussion of non-GAAP financial measures as the term is identified in Regulation G. The most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company's financial results prepared in accordance with GAAP are included in the earnings release, which is posted on the company's website at www.cherokeeglobalbrands.com.

And with that, I'll hand the call over to Cherokee's Chief Executive Officer, Henry Stupp.

Henry Stupp - Cherokee Inc. - CEO & Director

Thank you Patricia, and good morning, everyone. It is a pleasure to speak with you today and share the details of the meaningful progress we've made across key business and financial objectives. I'll start today's call with the review of these developments with a focus on actions to enhance our liquidity, show up our financial discipline and position the company for improved financial performance. Jason will then discuss our third quarter results in greater detail as well as discuss our outlook for fiscal 2018 and our early thoughts on fiscal 2019. I'll then recap our quarterly brand highlights including retail and wholesale partner updates.

Starting with our business and financial highlights. Most notably, announced last month, we successfully managed our existing loan agreement with Cerberus. The amendment revises the financial covenants materially, in a way that allows us to focus on growing the business for the long-term. We secured the financing portion of the senior secured credit facility in the amounts of $11.5 million through the participation interest of certain of our shareholders. This funding is expected to close tomorrow December 7.

Long funding, we will eliminate further the liquidity cost, which could have resulted in the issuance of as much as $5.5 million in additional common stock and we'll cancel the previously announced special meeting for shareholders.

Our amended agreement with Cerberus enhances our ability to focus on the future sustainable and profitable growth of our core brands including Cherokee, Tony Hawk, Hi-Tec and Magnum. I'd like to take this opportunity to thank Cerberus and our shareholders for working collaboratively with us throughout the process. Based on this new banking arrangement, the company anticipates moving our debt from current to long-term at year end.

In addition, we've taken several actions to strengthen our core business fundamentals, and focus mainly on our high-growth brand opportunities. In October, we announced the affirmative Mark Conway who joined Cherokee Global Brands with the wealth of global retail, marketing and sales expertise in this newly creative role of Chief Brand and Revenue Officer.

In this capacity, Mark is responsible for overseeing new business development, strategic brand planning, e-commerce and marketing and we'll in conjunction of our sales and marketing teams, manage business development and oversight of Cherokee Global Brands licensee partnerships worldwide.

I would also like to reiterate that we've strengthened our financial and accounting capabilities and team leadership.

In October, we were pleased to appoint John McClain, a former c-level executive for several publicly traded in apparel enterprises as Chairman of our Audit Committee. Deloitte & Touche has been an exceptional partner and I'm pleased with the collaboration of the swift transition to our new audit firm.

Our team is focused on identifying opportunities to enhance our operating and financial performance. As part of this effort, we are conducting a strategic review of our current operations with a particular emphasis on reducing expenses and growing cash flow. We'll continue to evaluate ways in which we can further reduce expenses through global efficiencies, as well as review our product development and marketing initiatives to ensure strategic alignment across all high-growth brands.

The company is not solely focused on expense reduction, rather the recent hiring of our Chief Brand and Revenue Officer, combined with new compelling structured marketing initiatives, we'll further enhance our retail placement, sell-through and the visibility of our brands in the market. We will continue to strengthen our brands and the value proposition associated with our new unique 363 platform that emphasizes product development, marketing and brand expansion on consumer insights.

In fact, as Jason will detail, our financial guidance for next year contemplates, a meaningful reduction and ongoing operating expenses. And we expect our cost structure to drive improved profitability and cash flow. As a result, we're comfortable with our financial position and confident in our ability to meet our existing obligations.

Our debt-to-EBITDA ratio should improve during fiscal 2019. And as you'll hear me discuss in greater detail momentarily, we continue to execute our strategic vision for Cherokee Global Brands. In addition to servicing new and existing licensees, we've executed several new license agreements to expand the reach of Cherokee, Tony Hawk, Hi-Tec and Magnum into new markets and categories. These new license agreements are expected to generate new royalty streams beginning fiscal 2019.

So while it has been a tough year and many of the challenges we have faced are self-inflicted. The Hi-Tec acquisition was undoubtedly more costly and time intensive than we originally forecasted.

With the integration behind us and a strong team in place, we're committed to getting back on track and position the organization for future profitable growth.

I'm confident that we have the resources, leadership platform and the portfolio to do so.

And with that, I'll hand the call over to Jason to review our third quarter results and our outlook for fiscal 2018 and 2019.

Jason Boling - Cherokee Inc. - CFO

Think you, Henry and good morning everyone. I will begin with a detailed review of our fiscal 2018 third quarter and 9 month financial results. I will then elaborate on our outlook for the remainder of fiscal 2018 and our preliminary guidance for fiscal 2019, which we issued today.

So let's start with the recap of our financial results.

Consolidated GAAP revenues for the third quarter were $11 million, which were comprised of royalty revenues and indirect product sales. Royalty revenues were $7.9 million compared with $6.5 million in the prior-year period.

The year-over-year increase was primarily due to royalty reports from the Hi-Tec and Magnum brands of $3.2 million, partially offset by a decrease in Cherokee brand royalty use of $1.8 million. The anticipated decrease in Cherokee brand revenues reflects the ongoing transition to our wholesale licensing partners, to many new brick-and-mortar and online retailers in the United States.

Hi-Tec revenues for the third quarter were $6.4 million and are comprised of 2 components: Indirect product sales and royalty revenue. Indirect product sales of $3.2 million, which carry a cost of goods sold of $2.3 million and represents sales to certain distributors and government contracts and as just mentioned, royalty revenues were $3.2 million.

We continue to and maybe completely transitioned out of our remaining indirect sales in early fiscal 2019.

On a sequential basis, royalty revenues and gross profit from indirect sales for the Hi-Tec and Magnum brands increased by over 16% or $500,000 as we strengthen and expand our presence through new licensees and distribution channels. Primarily in the U.K. and countries across Europe.

For the 9 month period of fiscal 2018, GAAP consolidated revenues were $36.1 million. Royalty revenues were $22.7 million compared with $25.6 million in the prior-year period.

GAAP selling, general and administrative expenses for the third quarter were $10.4 million compared to $7.7 million in the prior-year period.

The year-over-year increase was primarily due to the operating expenses related to the Hi-Tec portfolio of brands and $2.2 million of integration related expenses that were incurred during the third quarter.

For the 9 month period, GAAP SG&A totaled $30.7 million compared to $20 million for the prior-year period.

The year-over-year increase was primarily due to the operating expenses related to the Hi-Tec portfolio brands and $6.2 million of integration related expenses that were incurred during the 9 month period.

Non-GAAP SG&A, which excludes the aforementioned Hi-Tec integration fees and certain other accounting, legal and professional fees totaled $8.2 million for the third quarter, and includes $4 million of SG&A related to Hi-Tec. This compares to $5.3 million in the prior-year period.

For the 9 month period non-GAAP SG&A totaled $24.5 million and includes $12 million of SG&A related to Hi-Tec. This compares to $16.2 million in the prior-year period.

For the third quarter, GAAP operating loss was $1.7 million, compared to a $1.2 million loss in the prior-year period.

GAAP operating loss for the 9 month period totaled $4.7 million compared with operating income of $5.6 million in the prior-year period.

Non-GAAP operating income excluding the aforementioned costs, totaled $541,000 compared to $1.2 million in the prior-year period.

Non-GAAP operating income for the 9 month period totaled $1.4 million compared with $9.4 million in the prior-year period.

GAAP net loss for the quarter was $2.5 million or $0.18 per share, compared to GAAP net loss of $873,000 or $0.10 per share in the prior-year period.

For the 9 month period, GAAP net loss totaled $10.4 million or $0.79 per diluted share, which compares to GAAP net income of $3.2 million or $0.37 per diluted share in the prior-year period.

Excluding the aforementioned integration, accounting, legal and other professional fees, non-GAAP net loss totaled $740,000 or $0.05 per diluted share, which compares to non-GAAP net income of nearly $700,000 or $0.08 per diluted share in the prior-year period.

For the 9 month period, non-GAAP net loss totaled $2.2 million or $0.17 per diluted share. This compares to non-GAAP net income of $5.6 million or $0.64 per diluted share in the prior-year period.

Adjusted EBITDA was $928,000 compared to $1.6 million in the prior-year period.

For the 9 month period we recorded an adjusted EBITDA of $2.8 million compared to adjusted EBITDA of $10.5 million in the prior-year period.

We recorded a tax benefit of $889,000 in the third quarter and this compares to a tax benefit of $489,000 in the prior-year period.

At October 28, 2017, our cash and cash equivalents were $4.6 million. As Henry mentioned, we are comfortable with our balance sheet and expect our continued focus on reducing operating expenses and generating increased cash flow will contribute to a further strengthening of our balance sheet in the coming quarters.

With that, I'll turn my attention to our outlook for fiscal 2018 and 2019.

As noted in today's press release, we are updating our outlook for fiscal '18 as follows: We now expect gross profit to be in the range of $34 million to $37 million. Adjusted EBITDA is now expected to be in the range of $6 million to $9 million. Our updated guidance accounts for our year-to-date performance, specifically the retail headwinds, we encountered as we transitioned our namesake Cherokee brand to new licensing partners.

We continue to build our base of both domestic and international through further product expansion with new licenses, territory expansion as Henry will discuss shortly.

Tony Hawk licensing revenue in Canada while growing with a year-over-year increase of 20%, is still behind our original projections.

Furthermore, the bankruptcy of Sears Canada combined with the overall retail environment impacted our forecasted revenue.

Hi-Tec's transition from its legacy operating model to our new licensing model was also affected. And finally, Flip Flop Shops and the transition of the business model is driving slower franchise shop openings as well as the closing of underperforming franchise locations.

As noted in today's press release, we are initiating guidance for the fiscal year 2019, ending February 2, 2019. We currently expect gross profit to be in the range of $34 million to $39 million. Adjusted EBITDA is anticipated to be in the range of $7 million to $11 million.

In summary, despite some of the integration challenges we've faced this year, we believe, we've now have the proper people, processes and infrastructure in place. Our brand portfolio is strong and we're operating with increased financial discipline and productivity.

Thank you for your time. I will now turn the call back over to Henry.

Henry Stupp - Cherokee Inc. - CEO & Director

Thank you Jason. As I alluded to earlier, it's been a productive 2 months for Cherokee Global Brands as we continue to grow our -- the global relevance in each of our core brands.

We're working towards future where Cherokee Global Brands is more diversified than ever before, across brands, geographies, categories and channel partners. With more than 50% of our licensing revenue and gross profit generated outside of the United States with best-in-class licensees, franchisees, retail partners and distributors.

I'll now share some brands updates with you.

I'll start with our namesake Cherokee brand which delivered royalty revenue of $2.6 million in the quarter. A decrease of $1.5 million in the prior-year period, largely due to the transition from our legacy licensee. Most notably, I am pleased to share that we recently reached an agreement for the Pan-European distribution of the Cherokee brand.

The Cherokee apparel and accessories for men, women and children's will be offered in over 10,000 doors in approximately 30 countries. Where Cherokee maintains strong brand awareness starting late summer and the early fall 2018.

We're working with strong and progressive retail partner to expand the presence of our Cherokee brands throughout the year. So with this new licensing partnership, we will explore further distributions through alternative channels that are less penetrated globally and in particular, in the United States today.

Through this new multiyear contract, we will diversify our revenues into new channels and begin to recognize meaningful revenue in fiscal 2019 with multi-million dollar purchase orders already secured.

Diversified revenue streams through nontraditional retail channels including grocery, uniform, pharmacy, close to continued expansion of our e-commerce business with balance and grow revenue base into the future.

Outside of Europe, we continue to see strong interest and demand for Cherokee brands with apparel and accessories.

Latin America, Africa and India all posted year-over-year increases in revenue in the quarter up to double-digit growth in certain cases.

Turning our attention to North America. We continue to make progress in the multi-category launch in the Cherokee brand in the United States. While partners have been slower than we had originally hoped and reflective of headwinds stationed, broader retail and fashion segment. We continue to build on the depth and breadth of our product assortment and retail outreach.

By year end, the Cherokee brand is expected to be offered in over 4,500 retail doors, increase placement through back-to-school period was strong and we are pleased with interest in demand among retailers for a holiday in calendar, spring 2018 programs.

Building upon our successful relationship with our best-in-class U.S. licensees, we have expanded their rights into Canada, where we will begin expanding the distribution of the Cherokee brands starting in the spring of 2018.

Today's retail and consumer environment necessitates that we continue to evolve our playbook and reach our customers through the channels and mediums that that they rely on the most.

We're growing our presence through digital and social media, emphasizing the storytelling nature of the Cherokee brand and our focus on families and communities through our partnership with Save the Children.

Through this partnership, a percentage of every sale of Cherokee brand and products beginning in fiscal 2019 will directly support the families of Save the Children serves. Cherokee customers are looking for opportunities to connect with us, our beloved American brand and while giving back to the community as an organization that they care about most.

We look forward to meeting this head on and expect our partnership will be an important initiative to building and growing our consumer engagement in the U.S. in future years.

I'll now turn to our Tony Hawk brand, which delivered revenue of $1.4 million in the quarter, up 10% over the prior-year period.

Once again, performance was driven by strong increases in both domestic and international markets as global demand and enthusiasm for the skateboarding culture continues to build.

Domestically in coordination with our new licensees, we continue to build traction with new accounts for Tony Hawk. Performance at retail has been encouraging and we saw strong interest and demand at the retail level for this holiday season, an increased interest as we head into spring of 2018.

We're excited to continue to expand our reach amongst specialties, regional department stores and mass market retailers, where the brand is historically being underrepresented as well as grow our online presence through Amazon.com and Walmart.com.

At the end of the third quarter, Hawk product was distributed in approximately 1,500 doors in the United States and over the next year we expect to grow our reach to over 3000 points of distribution in addition to our growing e-commerce presence.

As with Cherokee, our expanded distribution for Tony Hawk covers the most comprehensive assortment of men's and boys' apparel, footwear accessories available in the United States. And we're in discussion to have new licensees for additional product categories, including essentials in both domestic and international markets.

Speaking of international markets, performance in Canada continues to be quite strong. Walmart Canada is proving a strong partner and -- operator and partner for the Tony Hawk brand. Where we're coming off the heels of a very strong back-to-school season.

In fact, retail sales of Hawk branded product in the quarter were up 22% over the prior-year period of Walmart Canada.

In Europe, we're excited to launch a Tony Hawk Pro program, a collection of men's and boys apparel, footwear and accessories aimed at the upper tier of retail distribution.

And in Asia, we're finalizing discussions with partners in both China and Japan and expect to announce developments on our go-to-market strategy, which will be a combination of shop & shops and free standing stores in the very near future.

Turning to Flip Flop shops, where sales of $390,000 increased 10% over the prior-year period.

The year-over-year increase reflects strength in same store sales, which grew 5% over the prior-year period.

Undoubtedly, mall-based retail continues to turmoil and the first half of the year, we closed certain underperforming locations to make ways for more profitable formats.

We feel good about the health of the portfolio and our ability to open new stores headed into the fourth quarter and even more aggressively during fiscal 2019.

After a disappointing fiscal '18, we're focused on our new store model and confident in our ability to increase the pace of store openings through a combination of shop & shops, free standing stores, our new floating (inaudible) concept and by partnering with new master franchisees in new territories.

For example, we recently signed a master franchise agreement with the development of over 30 freestanding Flip Flop shops in India. We expect the first stores to open in spring of 2018 with the remaining stores to be opened over the course of the next 10 years.

In addition, we are finalizing the master franchise agreement for Spain and Portugal, the details of which will be announced shortly.

I'll now turn over to our Hi-Tec brand, which reported gross profit of [$4. million] in the quarter, led by the strong performance of our Hi-Tec, Magnum and interceptor brands.

Gross profit consisted of $3.2 million in revenue from our licensees and additional $845,000 in gross profit from indirect product sales.

As we approach the 1 year anniversary of our Hi-Tec acquisition, we're pleased with the growth and direction of the Hi-Tec brand portfolio.

Through Hi-Tec, we acquired a portfolio of high equity brands that are well-positioned to capture growing consumer demand and enthusiasm right across our footwear, apparel and accessories.

While the integration proved more costly and time intensive than we expected, we now believe that these challenges are behind us. We have new financial leadership and controls in place and expect more normalized operating expenses in this business moving forward.

In addition, we anticipate transitioning the remaining indirect sales to allow us to focus solely on our royalty model for all Hi-Tec sales in early fiscal of 2019.

In Europe, our core licensees are now distributing products in over 90 countries and building strong momentum on the heels of very successful product launch of men's and women's Hi-Tec apparel and accessories.

And we are in the midst of expanding the product offering in the U.S. and Canada. With a planned launch of men's and women's apparel and accessories related for late summer and early fall of 2018.

We expect the product will launch in leading department stores, specialty stores, outdoor retailers and expanded e-commerce brokerage during the summer of 2018.

Retailer reaction for the product expansion apparel and accessories has been strong. Performance of the footwear business continues to grow with our existing partners, while we penetrate new distribution channels. We continue to see strong sales of interceptor brand footwear at Walmart, which are up more than 50% year-over-year and we're excited to build upon this momentum in the quarters ahead, including the expansion of new interceptor product categories such as cool weather accessories and essentials including socks.

And lastly, we're pleased to add new multiyear government contract for our brand with Magnum footwear that will continue -- that will contribute additional revenue in fiscal 2019.

In summary, despite the challenges we faced this year, we are pleased with the progress that we have made over the past few months.

Through the actions taken, we've meaningfully improved our financial liquidity, short of our financial controls and positioned the company for future profitable growth.

We have a clear vision for our future and are squarely focused on our high-growth brand opportunities. As we look ahead, we will continue to scale our portfolio of brands through category, channel and geographic diversification.

We'll maintain discipline around operating efficiency and productivity as well as leveraging our free cash flow to accelerate the repayment of long-term debt.

We appreciate your support and confidence in Cherokee Global Brands and we look forward to keeping you apprised of our progress.

With that, we'll open up the call for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of David King with Roth Capital.

David Michael King - Roth Capital Partners, LLC, Research Division - MD & Senior Research Analyst

I'm going to ask, in terms of the guidance, particularly for fiscal '19, can you talk a bit about what that assumes for each of the different, I guess the key brands? And then specifically how much gross profit should we be anticipating for the Hi-Tec business?

Henry Stupp - Cherokee Inc. - CEO & Director

As you mentioned, with respect to gross profit, we intend to transition from the indirect sales to a pure royalty model as we move into fiscal '19. So the number would be a combination of either royalties plus gross profit or pure royalties as we move into fiscal '19. In terms of the breakdown, we have not provided the details by brand.

David Michael King - Roth Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Okay. But, I guess what I'm trying to get a sense of it, Hi-Tec I think (inaudible) originally there -- I want to say we were expecting some thing like $20 million or something of gross profit out of that. And it seems that's been trending sort of lower than that. Is that -- should we expect that business to start to recover next year? I'm just trying to get a sense of just what the major contributors are there going to be, as we think about the year ahead. Given some of the challenges that are happening domestically, obviously, for the Cherokee business in terms of that? I just want a better sense.

Henry Stupp - Cherokee Inc. - CEO & Director

I believe our approach for issuing our guidance for next year was to take a conservative approach based on some of the challenges that we faced this year. So we will update as we perceive through the year, but our focus right now is contributing profit is really based on the guidance as we're providing today. We adjusted our operational mindset in order to ensure that we will be on some of the integration challenges that we faced this year. And so at this stage, we are taking a cautious approach with our guidance and we will build on that. We do believe that we have identified the right group of brands for the future. And so we actually have been very strong for the additional product categories. Our team including myself has attempted to (inaudible) -- some retailers are very positive with the product presentation that our licensees have made, we've begun to secure our orders for this product expansion, but we are, as I said, taking a very conservative approach with our guidance as we go into next year.

David Michael King - Roth Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Okay. Fair enough. And then when you think about expenses, (inaudible) it seem's like they've continued to come in a bit higher than anticipated. Can you talk about what's driving the delta and I'm speaking specifically on the core expense side. It looks like Hi-Tec for example is maybe just breaking even. I guess where specifically are the cost really outsized? How much success do you think you can have in bringing those down? Understanding that you're just going through the strategic review process, now that, any early thoughts or where you can get that down, I think that would be helpful?

Henry Stupp - Cherokee Inc. - CEO & Director

So we took a review of the process. So while we were integrating and on boarding new licensees, we were maintaining infrastructure related to product development and marketing. Now that we are 1 year into the Hi-Tec business, a lot of the licensees are picking up part of the operating costs that we had related to marketing, such as trade shows, sponsorships, we're collaborating with them. We've also eliminated certain activities, extensive activities, as we moved into next year, in order to focus on what is more relevant for the future business model. So the combination of a focus on product development with some of the responsibilities being shouldered by our licensees has allowed us to plan a reduction in product development costs and sampling costs as we head into next year in Hi-Tec. Separately, a more conservative modern approach to marketing has allowed us to focus our expenses related to sponsorships, trade shows and such. So we are basically looking at growing top line revenue and at the same time, reducing cost and consolidating some of the themes between our teams State side and our teams in Europe, where there was a bit of overlap.

David Michael King - Roth Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Okay. That's really good color. And then just lastly, Jason, do you have what the free cash flow generation was in the quarter? And I guess just a bigger picture in terms of your ability to generate cash flows as we move forward. Is there anything you could fill on the working capital front, maybe to bring -- to help drive that to bring receivables down? Or should we just be assuming that, the most of cash generation will come from EBITDA?

Jason Boling - Cherokee Inc. - CFO

Yes. I mean most of the cash generated comes from EBITDA. I think, the adjusted EBITDA was $928,000 and that's going to be the most direct to relation to free cash flow for us.

David Michael King - Roth Capital Partners, LLC, Research Division - MD & Senior Research Analyst

Okay. And then in terms of the -- some of the receivables that you've taken on, as part of the Hi-Tec acquisition, is there a thought in terms of as you transition out of this indirect business? What sort of impact that should have?

Jason Boling - Cherokee Inc. - CFO

Yes. So if most of the 10-Q comes out, you'll actually be able to see that, over the past year receivables have actually decreased because we've been collecting a lot of the older receivables and then we're collecting more timely certain other of the indirect sales and things like that. As far as the direct effect, so the interesting part is, the gross receivables that we have for indirect sales will come down, but the net effect should be relative with the same going forward. Lastly, if you look at the 10-Q when it comes out, you'll see the payables have gone down significantly as well. As we've been getting out of certain areas and certain lines of business.

Operator

There are no further question at this time. And this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation, and have a wonderful day.